                                                               EXHIBIT 99.(a)(8)

                    [LOGO OF IMPAC MORTGAGE HOLDINGS, INC.]

Impac
Mortgage
Holdings, Inc.


Exchange Offer
Expires March 26, 1999*


Important Dates:


Offering Period  February 24, - March 26, 1999

Expiration Date   March 26, 1999*
 .  unless extended

(NOT PART OF THE OFFERING CIRCULAR)

                                                               EXHIBIT 99.(a)(8)

                           Highlights of the Offering

Impac Mortgage Holdings, Inc., (the "Company" or "IMH"), is offering to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, up to $35,000,000 aggregate principal amount of its 11% Senior Subordinated Debentures due February 15, 2004 (the "Debentures"), for up to 5,000,000 shares of its Common Stock, $.01 par value per share (including the associated Preferred Share Purchase Rights the "Shares").

How will the Exchange Price be determined?

The Company will determine an exchange price (the "Exchange Price") of no greater than 120% nor less than 105% of the average closing sales price of the Shares as reported by the American Stock Exchange ("AMEX") for the two trading day period ending two trading days prior to the Expiration Date (the "Average Price") provided that the Exchange Price shall not exceed $7.00 per share. By way of example, if the Expiration Date is not extended, the two trading days that will be used to determine the Average Price will be Monday, March 22, 1999 and Tuesday, March 23, 1999. The Company will select as the final Exchange Price the lowest Exchange Price which would permit the maximum number of Shares to be exchanged in the Exchange Offer.

What is the coupon of the Debentures and when will interest payments be paid?

The Debentures will bear interest at 11% per annum from their date of issuance, payable quarterly, commencing May 15, 1999.

Is there a limit to the amount of Shares I can tender?

No. You are entitled to tender all of your Shares. However, the Exchange Offer is contingent upon the tender of at least 1,000,000 Shares at or below the Exchange Price. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will accept no more than 5,000,000 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. Although the Company reserves the right to accept a greater or lesser number of Shares. The minimum number of Shares that may be tendered is 100 Shares.

How can I tender my Shares?

Stockholders wishing to accept the Exchange Offer must either (a) complete the accompanying Letter of Transmittal and forward it with the certificates representing the Shares to be tendered to IBJ Whitehall Bank & Trust Company (the "Exchange Agent") or (b) request a broker or commercial bank to effect the transaction. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such institution to tender their Shares.


                                                        (continued on back flap)

       For more information call the Information Agent at 1-800-848-2998

                      (NOT PART OF THE OFFERING CIRCULAR)

                    [LOGO OF IMPAC MORTGAGE HOLDINGS, INC.]


                           Highlights of the Offering

Why is the Company conducting an Exchange Offer?

The Company completed its initial public offering in November 1995 with the sale of 3,750,000 shares of its Common Stock at a price of $8.67 per share. Following the initial public offering, the price of the Company's Common Stock increased significantly, to a high of $19.17 per share in the fourth quarter of 1997, reflecting a stock market with generally increasing stock prices, a healthy mortgage lending and finance industry, and growth in the Company's revenues and earnings. In recent periods, however, the mortgage lending and finance industry has encountered difficulties, with several mortgage lending companies announcing downward adjustments to their financial statements or projected operating results, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These difficulties have corresponded with a general decline in the stock prices of companies involved in this industry. Consistent with this market decline, the price of the Company's Common Stock has decreased to $5.75 as of February 23, 1999, a price that is toward the low end of its 52-week trading range.

The principal purposes of the Exchange Offer are to provide existing stockholders the opportunity to obtain an alternative return on their investment in the Company and to allow the Company to reduce the number of Shares outstanding, thereby increasing the Company's overall book value per share and creating the potential for increased earnings per share in the future. The Company believes these developments could have a positive influence on the price of its Common Stock. The increased indebtedness resulting from the Exchange Offer, however, will increase the Company's debt service requirements and could negatively affect earnings per share.

                          Common Stock vs. Debentures

Stockholders contemplating the Exchange Offer should take into account the following considerations:

 Characteristics of the Common Stock
--------------------------------------------------------------------------------

 . Equity; pro rata claim to assets of the Company after payment of all debt obligations, plus right to share in capital appreciation.

 .  No interest payable on Common Stock, although dividends are possible.

 .  Voting rights on all matters submitted to stockholders.

 .  Shares are listed on AMEX and are subject to established trading market.

 Characteristics of the Debentures
--------------------------------------------------------------------------------

 . Debt; right to receive specified principal amount with senior claim to assets of the Company compared to holders of equity, but subordinated to all other senior debt obligations of the Company (including its subsidiaries), plus the right to receive interest, but no right to capital appreciation.

 . Interest at 11% per annum, payable quarterly in cash on February 15, May 15, August 15 and November 15, or in the event such 15th day is not a business day, then on the business day immediately following such 15th day, commencing May 15, 1999.

 .  No voting rights on matters submitted to stockholders.

 . Although the Company intends to use its bet efforts to list the Debentures on the AMEX, no assurance can be given that the Company will be able to list the Debentures on any exchange or, whether or not the Debentures are listed, that an active trading market will develop.

________________________________________________________________________________

       For more information call the Information Agent at 1-800-848-2998

                      (NOT PART OF THE OFFERING CIRCULAR)

                    [LOGO OF IMPAC MORTGAGE HOLDINGS, INC.]


                 The Company -- Impac Mortgage Holdings, Inc.

Unless the context otherwise requires, references herein to the "Company" refer to Impac Mortgage Holdings, Inc. ("IMH"), Impac Funding Corporation ( together with its wholly owned special purpose "bankruptcy remote" entity, Impac Secured Assets Corp., ("IFC")), IMH Assets Corp. ("IMH Assets"), and Imperial Warehouse
Lending Group, Inc. ("IWLG"), collectively.   Neither IFC nor Impac Secured
Assets Corp. is considered a subsidiary of IMH; IMH holds all of the preferred stock of IFC and therefore owns a 99% economic interest in IFC. All of IFC's common stock is owned by officers of IMH.

The Company is a mortgage loan investment company that originates, purchases, sells, securitizes and invests in residential mortgage loans. To date, the Company has purchased and invested primarily in non-conforming residential mortgages. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. The Company conducts its business through three operations:

 .  its Conduit Operations purchases, sells and securitizes residential
       ------------------
   mortgages;

 .  its Long Term Investment Operations invests in mortgages and securities
       -------------------------------
   backed by mortgages; and

 .  its Warehouse Lending Operations provides warehouse and repurchase financing
       ----------------------------
   facilities to originators of mortgage loans.

The Company has elected to be taxed at the corporate level as a real estate investment trust ("REIT") for federal income tax purposes. This allows the Company to pass through income to its stockholders without payment of federal income tax at the corporate level.


These Highlights of the Exchange Offer should be read in conjunction with the accompanying Offering Circular. The Offering Circular contains more detailed information, including risk factors and special considerations about the Exchange Offer and the Company. These Highlights of the Exchange Offer are qualified in their entirety by reference to the information included in the Offering Circular.


                      (NOT PART OF THE OFFERING CIRCULAR)